FOR IMMEDIATE RELEASE

MEDIA:	ANALYSTS:
Jennifer Martinez, 312/822-5167	James Anderson, 312/822-7757
Sarah Pang, 312/822-6394	Derek Smith, 312/822-6612
CNA ANNOUNCES SALE OF LIFE & GROUP SUBSIDIARY TO WILTON RE
CHICAGO, February 10, 2014-CNA Financial Corporation (NYSE: CNA) today announced that it has entered into a definitive agreement to sell 100% of the common stock of Continental Assurance Company (CAC), an indirect, wholly owned life insurance subsidiary consisting primarily of structured settlement and group annuities, to a subsidiary of Wilton Re Holdings Limited (Wilton Re).

In addition to the sale of CAC, certain affiliates of each of CNA and Wilton Re have agreed to enter into a 100% reinsurance agreement and related transaction agreements pursuant to which a Wilton Re subsidiary will reinsure all of the run-off structured settlement annuities reinsured by a Bermuda-based subsidiary of CNA.

The transactions, when completed, will reduce CNA’s non-core Life & Group gross GAAP insurance reserves by $3.4 billion, or 25%, and dispose of the vast majority of CNA’s payout annuity business.

“Over the past several years, we have simplified our operations through targeted dispositions and made strategic investments in higher growth businesses,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA. “This transaction is another step in the execution of our strategy to create a more focused P&C business capable of delivering consistent performance.”

Inclusive of tax benefits, the transaction is expected to result in net proceeds of approximately $615 million, a portion of which will be received in the form of a dividend from CAC immediately prior to closing. Anticipated net proceeds are slightly higher than CAC’s Dec. 31, 2013 statutory capital and surplus of $597 million. As a result of the transaction, CNA expects to record an after-tax GAAP charge of approximately $220 million, which will be recorded in the first quarter of 2014.

“The sale of CAC is a big positive because it meaningfully reduces risk in our non-core Life & Group operations,” said D. Craig Mense, Chief Financial Officer of CNA. “Importantly, this transaction further enhances our already strong capital position and our financial flexibility.”

The closing of the transaction remains subject to customary closing conditions and certain regulatory approvals, and is expected to occur in the second quarter of 2014.

Morgan Stanley & Co. LLC serves as the financial advisor and Hogan Lovells US LLP serves as legal counsel for CNA in this transaction.

Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.

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FORWARD-LOOKING STATEMENT

This press release may include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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